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                                                                       EXHIBIT 1

                             Joint Filing Agreement

          In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01, of IPC Information Systems, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(f)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Cable Systems Holding, LLC                   Woog Family Limited Partnership

By: /s/ Bruce Burkett                        By: /s/ Peter A. Woog
    ---------------------------------            -------------------------------
    Name:   Bruce Burkett                        Name:  Peter A. Woog
    Title:  Manager                              Title: General Partner


Cable Systems Holding Company                Cable Systems International, Inc.

By: /s/ Peter A. Woog                        By: /s/ Peter A. Woog
    ---------------------------------            -------------------------------
    Name:   Peter A. Woog                        Name:  Peter A. Woog
    Title:  President & CEO                      Title: President and CEO


/s/ Peter A. Woog
---------------------------
Name: Peter A. Woog